As filed with the Securities and Exchange Commission on May 2, 2002.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CENDANT CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	06-0918165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
9 West 57th Street
New York, NY 10019
(212) 413-1800
Fax: (212) 413-1922
(Address, Including Zip Code, and Telephone Number, Including Area Code, of each Registrant’s Principal Executive Offices)

James E. Buckman, Esq.
Vice Chairman and General Counsel
Cendant Corporation
9 West 57th Street
New York, NY 10019
(212) 413-1800
Fax: (212) 413-1923
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
David Fox, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 (212) 735-3000 Fax: (212) 735-2000	Eric J. Bock, Esq. Executive Vice President, Law and Secretary Cendant Corporation 9 West 57th Street New York, NY 10019 (212) 413-1800 Fax: (212) 413-1922

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

CD Common Stock, par value $0.01 per share	43,258,283	$17.70	$765,671,609	$70,442

(1)
This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The above calculation is based on the average of the high and low prices of the Registrant’s CD common stock on May 1, 2002.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 2, 2002

PROSPECTUS

CENDANT CORPORATION

             Shares

CD Common Stock

This prospectus relates to the sale from time to time of selling stockholders of Cendant Corporation, including their transferees, donees, pledgees or successors, of up to 43,258,283 shares of CD common stock, par value $0.01 per share, of Cendant Corporation, a Delaware corporation. The selling stockholders received the shares of CD common stock pursuant to a Stock Purchase Agreement, dated as of March 30, 2002, by and among Cendant, Tornado Acquisition Corporation, a wholly owned subsidiary of Cendant Corporation (“Merger Sub”), JELD-WEN, inc (“JELD-WEN”) and certain shareholders of Trendwest Resorts, Inc. (“Trendwest”) (the “Stock Purchase Agreement”), which was entered into in connection with the proposed acquisition of Trendwest by Merger Sub. JELD-WEN and the other shareholders of Trendwest that are party to the Stock Purchase Agreement, are referred to as the selling stockholders.

The shares of CD common stock are being registered to permit the selling stockholders to sell the shares of CD common stock from time to time in the public market. The selling stockholders may sell the shares of CD common stock through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” We cannot assure you that the selling stockholders will sell all or a portion of the shares of CD common stock offered under this prospectus. The distribution and sale of the shares of CD common stock offered hereby is subject to the provisions of a Registration Rights Agreement dated April 30, 2002, by and between Cendant and the selling stockholders (the “Registration Rights Agreement”).

Our CD common stock is listed on the New York Stock Exchange under the symbol “CD.” On May 1, 2002, the last reported sale price of our CD common stock was $17.86.

Investing in shares of our CD common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

We will not receive any of the proceeds from the sale of the shares of CD common stock by any of the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares of CD common stock and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares of CD common stock. Subject to the limitations contained in the Registration Rights Agreement, the shares of CD common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and the timing and amount of any sale are within the sole discretion of the selling stockholders. In addition, the shares of CD common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution.” The selling stockholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended. Any profits realized by the selling stockholders may be deemed to be underwriting commissions. If the selling stockholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any shares of CD common stock as principals, any profits received by such broker-dealers on the resale of the shares of CD common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2002

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Cendant. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Cendant since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

i

PROSPECTUS SUMMARY

This prospectus relates to the sale by selling stockholders of up to 43,258,283 shares of our CD common stock. The selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time a selling stockholder sells shares of our CD common stock, a prospectus supplement will be provided that will contain specific information about the terms of that offering to the extent required. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” All references to “we,” “us,” “our,” or “Cendant” in this prospectus are to Cendant Corporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus about Cendant are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives.

Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “project”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•
the impacts of the September 11, 2001 terrorist attacks on New York City and Washington D.C. on the travel industry in general, and our travel businesses in particular, are not fully known at this time, but are expected to include negative impacts on financial results due to reduced demand for travel in the near term; other attacks, acts of war, or measures taken by governments in response thereto may negatively affect the travel industry, our financial results and could also result in a disruption in our business;

•	the effect of economic conditions and interest rate changes on the economy on a national, regional or international basis and the impact thereof on our businesses;

•	the effects of a decline in travel, due to political instability, adverse economic conditions or otherwise, on our travel related business;

•	the effects of changes in current interest rates, particularly on our real estate franchise and mortgage businesses;

•	the resolution or outcome of our unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

•	our ability to develop and implement operational, technological and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

•	competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

•	failure to reduce quickly our substantial technology costs in response to a reduction in revenue, particularly in our computer reservations and global distribution systems businesses;

•	our failure to provide fully integrated disaster recovery technology solutions in the event of a disaster;

•
our ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the acquisitions of Galileo International Inc. and Cheap Tickets, Inc., the compatibility of the operating systems of the combining companies, and the degree to which our existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

•	our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

•	competitive and pricing pressures in the vacation ownership and travel industries, including the car rental industry;

•	changes in the vehicle manufacturer repurchase arrangements in our Avis car rental business in the event that used vehicle values decrease;

•	and changes in laws and regulations, including changes in accounting standards and privacy policy regulation.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. You are advised, however, to consult any additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K to the Securities and Exchange Commission (the “Commission”). See “Where You Can Find More Information.” Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” on page 6 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information that Cendant files after the date of this prospectus with the Commission will automatically update and supersede this information. Cendant incorporates by reference into this prospectus the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all of the shares of CD common stock offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002;

•	Current Reports on Form 8-K dated October 15, 2001, January 31, 2002, February 7, 2002, February 14, 2002, March 19, 2002, April 1, 2002 and April 18, 2002; and

•	The description of Cendant’s CD common stock contained in the Proxy Statement dated February 10, 2000, filed on February 11, 2000.

All documents filed by Cendant with the Commission from the date of this prospectus to the end of the offering of the shares of CD common stock shall also be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or considered to be incorporated by reference in this registration statement shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this registration statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

The information contained in this registration statement concerning the selling shareholders has been furnished to Cendant by the selling shareholders. Cendant assumes no responsibility for the accuracy or completeness of such information.

You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents and our Certificate of Incorporation and By-Laws, at no cost, by writing or telephoning Cendant at the following:

Investor Relations
Cendant Corporation
9 West 57th Street
New York, NY 10019
Telephone: (212) 413-1800

CENDANT

We are one of the foremost providers of travel and real estate services in the world. Our businesses provide a wide range of consumer and business services and are intended to complement one another and create cross-marketing opportunities both within and among our following five business segments:

•
Our Real Estate Services segment franchises the real estate brokerage businesses of the CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial® and ERA® brands; provides home buyers with mortgages through Cendant Mortgage Corporation and assists in employee relocations through Cendant Mobility Services Corporation.

•
Our Hospitality segment operates the Days Inn®, Ramada® (in the United States), Super 8 Motel®, Howard Johnson®, Wingate Inn®, Knights Inn®, Travelodge® (in North America), Villager Lodge®/Village Premier®/Hearthside by Villager and AmeriHost Inn® lodging franchise systems, facilitates the sale and exchange of vacation ownership intervals through Resort Condominiums International, LLC, Fairfield Resorts, Inc. and Equivest Finance, Inc. and markets vacation rental properties in Europe through Holiday Cottages and Cuendet.

•
Our Travel Distribution segment provides global distribution and computer reservation services to airlines, hotels, car rental companies and other travel suppliers and provides our travel agent customers the ability to electronically access airline schedule and fare information, book reservations, and issue tickets through Galileo International, provides travel services through our Cendant Travel and Cheap Tickets travel agency businesses, and provides reservations processing, connectivity and information management services through WizCom.

•
Our Vehicle Services segment operates and franchises our Avis® car rental business; provides fleet management and fuel card services to corporate clients and government agencies through PHH Arval and Wright Express and operates parking facilities in the United Kingdom through our National Car Parks subsidiary.

•
Our Financial Services segment provides enhancement packages to financial institutions through FISI*Madison LLC, provides insurance-based products to consumers through Benefit Consultants, Inc. and Long Term Preferred Care, Inc., provides loyalty solutions to businesses through Cims Ltd., operates and franchises tax preparation services through Jackson Hewitt Inc. and provides a variety of membership programs offering discounted products and services to consumers through our relationship with Trilegiant Corporation.

Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800. Our web site is www.cendant.com. The information contained on our web site is not incorporated by reference in this prospectus.

*    *    *

We seek organic growth augmented by the acquisition and integration of complementary businesses. As a result, we are currently engaged in a number of preliminary discussions concerning possible acquisitions and intend to continually explore and conduct discussions with regard to other acquisitions and other strategic corporate transactions. The purchase price for any possible transaction may be paid in cash, stock, other securities, borrowings, or a combination thereof. Prior to consummating any transaction, we will need to, among other things, initiate and satisfactorily complete our due diligence investigations; negotiate the financial and other terms (including price) and conditions of such transactions; obtain appropriate board of directors, regulatory and shareholder or other necessary consents and approvals; and, if necessary, secure financing. No assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. In the past, we have been involved in both relatively small and significant acquisitions.

In addition, we continually review and evaluate our portfolio of existing businesses to determine if they continue to meet our business objectives. As part of our ongoing evaluation of such businesses, we intend from time to time to explore and conduct discussions with regard to joint ventures, divestitures and related corporate transactions. However, we can give no assurance with respect to the magnitude, timing, likelihood or financial or business effect of any possible transaction. We also cannot predict whether any divestitures or other transactions will be consummated or, if consummated, will result in a financial or other benefit to us. We intend to use a portion of the proceeds from any such dispositions and cash from operations to retire indebtedness, make acquisitions and for other general corporate purposes.

RISK FACTORS

You should carefully consider the following risk factor and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of CD common stock.

Accounting Irregularities and Related Litigation and Governmental Investigations Could Adversely Affect Cendant’s Financial Position or Liquidity.

Cendant was created in December 1997, through the merger of HFS Incorporated into CUC International, Inc. with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant’s accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the report of first quarter 1998 financial results, Cendant discovered accounting irregularities in some of the CUC business units. As a result, Cendant, together with its counsel and assisted by auditors, immediately began an intensive investigation. As a result of the findings of the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998.

Following the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on Cendant’s behalf and several individual lawsuits and arbitration proceedings were commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to be stockholders of Cendant and persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

The SEC and the United States Attorney for the District of New Jersey have conducted investigations relating to the matters referenced above. As a result of the findings from our internal investigations, we made all adjustments considered necessary by Cendant, which are reflected in our previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by Cendant, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that we had violated certain financial reporting provisions of the Exchange Act and ordered us to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against us.

On December 7, 1999, we announced that we had reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey, brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. A portion of the PRIDES litigation had previously been settled through the issuance of rights. Under the settlement agreement, we would pay the class members approximately $2.85 billion in cash and 50% of any recovery we may obtain in connection with claims we have asserted against CUC’s former public auditor. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain parties in the class action appealed various aspects of the District Court’s orders approving the settlement. In August 2001, the U.S. Court of Appeals for the Third Circuit affirmed the judgment of the District Court approving the settlement (but remanded the case back to the District Court for further proceedings concerning an award of fees to the class attorneys, a matter in which we have no interest). One party in the class action has petitioned the U.S. Supreme Court to hear her challenge to the plan of allocation of the settlement funds among the class members. On March 18, 2002, the U.S. Supreme Court declined to review the matter. The settlement agreement required us to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000, which we have done. In light of the Supreme Court’s action on March 18, 2002, the settlement is required to be fully funded by July 16, 2002.

The settlement does not encompass all litigations asserting claims against us associated with the accounting irregularities. We do not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to us in relation to our financial position or liquidity.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by any selling stockholder of the shares of CD common stock. All proceeds from the sale of shares of our CD common stock will go to the selling stockholders who offer and sell their shares.

DIVIDEND POLICY

We have never paid a cash dividend on our capital stock. We do not anticipate paying cash dividends on our capital stock in the foreseeable future and intend to retain all earnings to finance the operations and expansion of our business and to reduce debt. The payment of cash dividends in the future will depend on our earnings, financial condition and capital needs and on other factors deemed relevant by our board of directors at that time. For further information regarding our payment of dividends, see “Summary Comparison of Terms of Existing Common Stock with Terms of CD Common Stock and Move.com Common Stock” in our Proxy Statement, dated February 10, 2000, which is incorporated herein by reference.

DESCRIPTION OF CD COMMON STOCK

The following description of Cendant’s CD common stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in our Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated By-Laws (the “By-Laws”).

We are authorized to issue up to 2,000,000,000 shares of CD common stock, par value $.01 per share. As of March 15, 2002, there were 982,020,341 shares of CD common stock outstanding.

General

In March 2000, our outstanding common stock was reclassified as CD common stock, and we created a series of common stock designated as Move.com common stock. The Move.com common stock was designed to track the value of our Move.com Group, and the CD common stock represents our interests in the remainder of our business and our interest in Move.com Group. No shares of Move.com common stock are outstanding. For a description of the terms of our CD common stock, see “Summary Comparison of Terms of Existing Common Stock with Terms of CD Common Stock and Move.com Common Stock” in the Proxy Statement dated February 10, 2000, which is incorporated by reference herein.

Subject to the rights of the holders of any shares of our preferred stock which may at the time be outstanding, holders of CD common stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of CD common stock will possess exclusive voting rights in us, except to the extent the Board of Directors specifies voting power with respect to any preferred stock issued. Except as hereinafter described, holders of CD common stock are entitled to one vote for each share of CD common stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of Cendant, the holders of CD common stock are entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any remaining assets of Cendant. Holders of the CD common stock will not be entitled to preemptive rights with respect to any shares which may be issued. All outstanding shares of CD common stock are fully paid and non-assessable. The CD common stock is listed on the New York Stock Exchange under the symbol “CD.”

Certain Provisions

The provisions of our Certificate and By-Laws which are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board

Our Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the stockholders without cause only by the affirmative vote of the holders, voting as a single class, of 80% or more of the total number of votes entitled to be cast by all holders of our voting stock, which shall include all capital stock of Cendant which by its terms may vote on all matters submitted to stockholders of Cendant generally.

Committees of the Board of Directors

Pursuant to the Certificate, the Board of Directors’ authority to designate committees shall be subject to the provisions of the By-Laws. The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on the committee and to fill a vacant chairmanship of a committee occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Pursuant to the By-Laws, the Board of Directors shall have the following committees:

Executive Committee.    An Executive Committee consisting of not less than three directors elected by a majority vote of the Board of Directors.

Compensation Committee.    A Compensation Committee consisting of not less than three directors elected by a majority vote of the Board of Directors.

Audit Committee.    An Audit Committee consisting of not less than four directors elected by a majority vote of the Board of Directors.

Newly Created Directorships and Vacancies

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Special Meetings of Stockholders

A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Quorum at Stockholder Meetings

The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

Stockholder Action By Written Consent

Stockholder action by written consent in lieu of a meeting is prohibited under the Certificate. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of Cendant from using the written consent procedure to take stockholder action without giving all the stockholders of Cendant entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

Advance Notice of Stockholder-Proposed Business at Annual Meetings

Our By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Cendant. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Cendant, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on Cendant’s books, of the stockholder proposing such business, (iii) the class and number of shares of Cendant which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

In addition, the By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Cendant. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Cendant (i) in the case of an annual meeting, at least 90 days prior to the first anniversary of the date of the last annual meeting of Cendant stockholders and (ii) with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder’s notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that the stockholder is the holder of record of common stock and intends to appear in person or by proxy at the meeting to nominate each such nominee, (iii) a description of all arrangements between such stockholder and each nominee, (iv) such other information with respect to each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (v) the consent of each nominee to serve as director of the Company if so elected.

Fair Price Provisions

Under the Delaware General Corporation Law and the Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of Cendant’s assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate includes what generally is referred to as a “fair price provision,” which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant’s directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of Cendant or a subsidiary having an aggregate fair market value of $10 million or more) involving Cendant or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a “fair price” for their securities and certain other procedural requirements are met. The Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

SELLING STOCKHOLDERS

Pursuant to the Registration Rights Agreement (defined below), we are registering shares of our CD common stock to permit the selling stockholders to offer these shares of CD common stock for resale from time to time. The selling stockholders received all of their shares of CD common stock in exchange for the sale (the “Stock Purchase”) to Cendant’s wholly owned subsidiary, Tornado Acquisition Corporation, of all outstanding shares of common stock of Trendwest Resorts, Inc. (“Trendwest”) beneficially owned by the selling stockholders. The Stock Purchase was effected in accordance with the terms of the Stock Purchase Agreement, which was entered into in connection with our acquisition of Trendwest, as more fully described below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of CD common stock listed below. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests. The following description and the description under the section of this prospectus entitled “Plan of Distribution” are summaries of the material provisions of the Registration Rights Agreement, the Stock Purchase Agreement and the Merger Agreement (as defined below) which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our acquisition of Trendwest is being effected by means of two integrated transactions, the Stock Purchase pursuant to which we acquired approximately 90.1% of Trendwest’s common stock, and the merger (the Merger”) of Tornado Acquisition Corporation (“Merger Sub”) with and into Trendwest under the terms of the Agreement and Plan of Merger and Reorganization, dated March 30, 2002, by and between Cendant, Merger Sub, JELD-WEN and Trendwest (the “Merger Agreement”). The Stock Purchase Agreement and the Merger Agreement were entered into on the same day.

Under the terms of the Stock Purchase Agreement, each share of Trendwest common stock held at the time of the Stock Purchase on April 30, 2002 by the selling stockholders was exchanged for 1.2973 shares of CD common stock (the “Majority Shareholder Exchange Ratio”). The shares of Trendwest common stock held by the selling stockholders constituted approximately 90.1% of the number of shares of Trendwest common stock outstanding as of the closing of the Stock Purchase on April 30, 2002. The Majority Shareholder Exchange Ratio was the number determined by dividing $24.00 by the average closing price of CD common stock for the 10 consecutive NYSE trading days ending on (and including) April 26, 2002, the second trading day immediately prior to, and excluding, the closing date of the Stock Purchase, subject to a collar mechanism which established a maximum exchange ratio of 1.4861 and a minimum exchange ratio of 1.2973. The Stock Purchase Agreement provides, in addition, that in the event that the exchange ratio used to determine the merger consideration payable pursuant to the Merger Agreement, described below, was higher than the Majority Shareholder Exchange Ratio, then each party to the Stock Purchase Agreement other than JELD-WEN would receive on the same day as the closing date of the Merger, under the Stock Purchase Agreement, a number of shares of CD common stock equal to the product of the difference between that exchange ratio and the Majority Shareholder Exchange Ratio and the number of shares of Trendwest common stock such party sold pursuant to the Stock Purchase Agreement.

The Merger Agreement provides for the acquisition by Merger Sub, following the closing of the Stock Purchase, of all shares of Trendwest common stock not held by the shareholder parties to the Stock Purchase Agreement. Under the terms of the Merger Agreement, shares of Trendwest common stock will be converted into the right to receive a number of shares of CD common stock equal to the merger consideration. The merger consideration will be the Majority Shareholder Exchange Ratio, unless the Public Shareholder Exchange Ratio, determined as described below, is higher than the Majority Shareholder Exchange Ratio or unless the Top-up Public Shareholder Exchange Ratio applies, also determined as described below. The “Public Shareholder Exchange Ratio” is an exchange ratio determined by dividing $24.00 by the average of the closing sales prices of CD Common Stock for the ten consecutive NYSE trading days ending on (and including) the second trading day immediately prior to (and excluding) the date that Cendant’s registration statement on Form S-4 covering shares to be issued in the Merger becomes effective, subject to a collar mechanism set forth in the Merger Agreement. However, if the ten-trading day average price of CD common stock so calculated is less than $13.50, then the exchange ratio used to determine the merger consideration payable pursuant to the Merger Agreement (referred to in this prospectus as the “Top-up Public Shareholder Exchange Ratio”) will be determined by dividing $20.062 by that ten-trading day average price of CD common stock.

It is intended that the stock purchase and the merger will, for U.S. federal income tax purposes, be treated as an integrated transaction that will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to in this prospectus as the “Code”). If the transaction so qualifies, a holder of Trendwest common stock will not recognize gain or loss upon the receipt of CD Common Stock in exchange for Trendwest common stock in the Merger, except with respect to cash received instead of a fractional share of CD Common Stock. However, no opinion has been or will be received by Cendant, and no ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the transaction. Accordingly, there can be no certainty that the IRS will not challenge the treatment of the transaction as a reorganization under Section 368(a) of the Code or that a court would not sustain such a challenge. If the transaction were to fail to qualify as a reorganization under Section 368(a) of the Code, then for U.S. federal income tax purposes, the Merger would be a fully taxable transaction to the holders of Trendwest common stock, and might also be a fully taxable transaction for state, local and foreign tax purposes.

The Merger Agreement, which is incorporated herein by reference, sets forth a number of contractual relationships between JELD-WEN, on the one hand, and Trendwest and Cendant, on the other hand, arising out of the acquisition by Cendant of Trendwest. William Peare, Jeffrey Sites, Timothy O’Neil, Al Schriber and Gene Hensley are officers of Trendwest, which became a subsidiary of Cendant following the Stock Purchase.

The table below sets forth the name of each selling stockholder, the number and percentage of shares of CD common stock that each selling stockholder beneficially owns prior to this offering, and the number of shares of CD common stock that each selling stockholder may offer pursuant to this prospectus. Unless set forth in this prospectus, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns or owned in excess of 1% of our outstanding CD common stock.

Since the date on which the selling stockholders provided this information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of CD common stock in a transaction or series of transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

The selling stockholders may from time to time offer and sell any or all of the shares of CD common stock under this prospectus. Because the selling stockholders are not obligated to sell the shares of CD common stock, we cannot estimate the number of shares of CD common stock that the selling stockholders will hold upon consummation of any such sales.

Name	Number of Shares of CD Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares of CD Common Stock That May be Sold In the Offering		Number of Shares of CD Common Stock Beneficially Owned After Offering (2)		Percentage of Shares of CD Common Stock Outstanding After Offering (3)
JELD-WEN, inc.	0		37,696,903		0		*
Richard L. Wendt	15,000		2,878,301	(4)	15,000		*
William F. Peare	0		639,419		0		*
Jeffrey P. Sites	0		135,850		0		*
Gene Hensley	0		583		0		*
Al Schriber	0		5,399		0		*
Timothy O’Neil	0		6,128	(5)	0		*
Jerol Andres	0		5,837	(6)	0		*
Douglas P. Kintzinger	0		19,798	(7)	0		*
Roderick C. Wendt	0		872,783	(8)	0		*
Gary Florence	0		7,005	(9)	0		*
Theodore Schnormeier	0		72,973	(10)	0		*
Larry V. Wetter	1,200	(12)	75,684	(11)	1,200	(12)	*
William B. Early	0		82,375	(13)	0		*
Jewel Kintzinger	0		52,694		0		*

*	Less than one percent (1%).
(1)
This table is based upon information provided by the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes (1) any securities that are or will become exercisable within the next 60 days and (2) consideration of voting or investment power with respect to the securities at issue. This column does not include shares of CD common stock purchased by the selling stockholders in the Stock Purchase.

(2)
Assumes that each selling stockholder will sell all of such stockholder’s shares of CD common stock being registered hereby. Based on each selling stockholder’s beneficial ownership of shares of CD common stock as of April 29, 2002.

(3)	Calculated based on 982,020,341 shares of CD common stock outstanding as of March 15, 2002 and on each selling stockholder’s beneficial ownership of shares of CD common stock as of April 29, 2002.
(4)
Includes 2,878,301 shares of CD common stock held in the Richard L. Wendt Rev Living Trust. Does not include 37,696,903 shares that Richard L. Wendt may be deemed to beneficially own by virtue of his status as Chairman of the Board of Directors of JELD-WEN. Mr. Wendt disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(5)	Includes 291 shares of CD common stock held by Mary Pat O’Neil, spouse of Tim O’Neil.
(6)
Does not include 37,696,903 shares that Jerol Andres may be deemed to beneficially own by virtue of his status as Chief Executive Officer of Eagle Crest, Inc., a wholly owned subsidiary of JELD-WEN. Mr. Andres disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(7)
Includes 3,502 shares of CD common stock held by Shelly Kintzinger, spouse of Douglas P. Kintzinger. Does not include 37,696,903 shares that Douglas P. Kintzinger may be deemed to beneficially own by virtue of his status as Director, Corporate Secretary and Senior Vice President of JELD-WEN. Mr. Kintzinger disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(8)
Includes 3,422 shares of CD common stock held by Roderick C. Wendt as custodian to Adam Wendt under the Oregon Uniform Transfers to Minors Act, 3,753 shares of CD common stock held by Roderick C. Wendt as custodian to Andrea Wendt under the Oregon Uniform Transfers to Minors Act, 2,033 shares of CD common stock held by Roderick C. Wendt as custodian to Ashley Wendt under the Oregon Uniform Transfers to Minors Act, 2,803 shares of CD common stock held by Roderick C. Wendt as custodian to Matthew Wendt under the Oregon Uniform Transfers to Minors Act. Does not include 37,696,903 shares that Roderick C. Wendt may be deemed to beneficially own by virtue of his status as Director and President of JELD-WEN. Mr. Wendt disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(9)
Does not include 37,696,903 shares that Gary Florence may be deemed to beneficially own by virtue of his status as Vice President of JELD-WEN. Mr. Florence disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(10)
Does not include 37,696,903 shares that Theodore Schnormeier may be deemed to beneficially own by virtue of his status as Senior Vice President and Director of JELD-WEN. Mr. Schnormeier disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(11)
Includes 75,684 shares of CD common stock held in the Larry V. Wetter Trust. Does not include 37,696,903 shares that Larry V. Wetter may be deemed to beneficially own by virtue of his status as Vice Chairman and Director of JELD-WEN. Mr. Wetter disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(12)	Includes 200 shares of CD common stock held by Pat Wetter, spouse of Larry V. Wetter.
(13)
Does not include 37,696,903 shares that William B. Early may be deemed to beneficially own by virtue of his status as Senior Vice President and Director of JELD-WEN. Mr. Early disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

PLAN OF DISTRIBUTION

This prospectus, including any amendment or supplement, may be used in connection with sales up to 43,258,283 shares of our CD common stock. We will not receive any of the proceeds from the offering of the shares of CD common stock by the selling stockholders. The distribution and sale of the shares of CD common stock covered by this prospectus by the selling stockholders is subject to certain restrictions set forth in the Stock Purchase Agreement and the Registration Rights Agreement. We are registering the shares of CD common stock covered by this prospectus to permit holders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses in connection with the registration and sale of the shares of CD common stock covered by this prospectus, other than brokerage commissions, underwriting discounts, fees and disbursements of underwriters, counsel or any experts retained by the selling stockholders and any other out-of-pocket expenses of the selling shareholders.

All or a portion of the shares of CD common stock beneficially owned by the selling stockholders and offered hereby will be sold from time to time:

•	directly; or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder and/or from the purchasers of the shares of CD common stock for whom they may act as agent.

The shares of CD common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the shares of CD common stock or by, for example, agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling stockholders from the sale of the shares of CD common stock offered by them hereby will be the purchase price of the shares of CD common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•	on the New York Stock Exchange or any exchange on which our shares of CD common stock may then be listed;
•	in the over-the counter market;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or
•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the shares of CD common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, subject to limitations set forth in the Stock Purchase Agreement. These broker-dealers may in turn engage in short sales of the shares of CD common stock in the course of hedging their positions. The selling stockholders may also sell the shares of CD common stock short and deliver the shares of CD common stock to close out short positions, or loan or pledge the shares of CD common stock to broker-dealers that in turn may sell the shares of CD common stock, also subject to limitations set forth in the Stock Purchase Agreement.

The selling stockholders may not sell any, or may not sell all, of the shares of CD common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares of CD common stock by other means not described in this prospectus. In addition, any shares of CD common stock covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholders may also, from time to time, sell the other shares of CD common stock that they own and that are not covered by this prospectus under Rule 144 or Rule 144A of the Securities Act if they meet the requirements of those rules.

The Stock Purchase Agreement sets forth certain restrictions with respect to the transfer of the shares of CD common stock offered by this prospectus. In particular, JELD-WEN agreed that until the first anniversary of the stock purchase closing date, JELD-WEN would not cause any transfer of any shares of CD Common Stock beneficially owned by JELD-WEN, provided, that, during the period from and after the stock purchase closing date and ending on the first anniversary of the stock purchase closing date, JELD-WEN may transfer up to, but not more than, thirty percent of the number of shares of CD Common Stock that JELD-WEN acquires pursuant to the stock purchase agreement. During this period JELD-WEN may pledge the other seventy percent of the number of shares of CD Common Stock that JELD-WEN acquires pursuant to the stock purchase agreement as collateral for a loan of money under certain circumstances.

The outstanding shares of CD common stock are listed for trading on the New York Stock Exchange.

The selling stockholders and any broker and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares of CD common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of CD common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholder, any broker, broker-dealer or agent deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the shares of CD common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which discloses:

•	the name of the selling stockholder and any participating underwriters, broker-dealers or agents;

•	the aggregate amount and type of securities being offered;

•	the price at which the securities were sold and other material terms of the offering;

•	any discounts, commissions, concessions or other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares of CD common stock. In addition, if we receive notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our CD common stock, a supplement to this prospectus will be filed.

We have agreed to indemnify each selling stockholder, and each selling stockholder has agreed to indemnify us, our directors, our officers and each person, if any, who controls Cendant within the meaning of the Securities Act or the Exchange Act, against specified liabilities arising under the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of CD common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of CD common stock to engage in market-making activities with respect to the particular shares of CD common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the shares of CD common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of CD common stock.

We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	April 30, 2004; or

•	the date on which all of the shares of CD common stock registered under the registration statement of which this prospectus is a part shall either:

•	have been disposed of in accordance with such registration statement;

•	have been distributed pursuant to Rule 144 under the Securities Act;

•
(i) have been otherwise transferred, (ii) new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by Cendant or the transfer agent for such shares and (iii) subsequent disposition of such shares shall not require registration or qualification under the Securities Act or any state securities laws then in force;

•	have been transferred without our written consent to the transfer or assignment of the rights and obligations under the Registration Rights Agreement;

•	be eligible for sale pursuant to Rule 144(k) under the Securities Act; or

•	cease to be outstanding.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to certain permitted exceptions. We may suspend use of the registration statement for a period not to exceed 120 days in any 12 month period (i) if we determine that the continued use of the registration statement would require us to disclose a material financing, acquisition or other corporate development of Cendant or any of its affiliates which disclosure we determine is not in the best interest of Cendant, (ii) if we determine that such action is required by applicable law or (iii) upon the occurrence of any event which comes to our attention which would result in this prospectus containing an untrue statement of a material fact or omitting to state a material fact required to be stated herein or necessary to make the statements herein, in the light of the circumstances under which they were made, not misleading. We have agreed to promptly notify each selling stockholder at such time as such financing, acquisition or other corporate development has been otherwise publicly disclosed or terminated or counsel to Cendant has determined that such disclosure is not required due to subsequent events.

LEGAL MATTERS

The validity of the shares of CD common stock offered hereby will be passed upon for us by Eric J. Bock, Esq., Executive Vice President and Corporate Secretary of Cendant. Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

EXPERTS

The consolidated financial statements of Cendant and its subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, incorporated by reference into this prospectus from Cendant’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the modification of the accounting for interest income and impairment of beneficial interests in securitization transactions, the accounting for derivative instruments and hedging activities and the revision of certain revenue recognition policies, discussed in Note 1), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Cendant is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The Commission also maintains a website that contains reports, proxy and information statements and other information. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Cendant is paying all of the selling stockholders expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by Cendant in connection with this Registration Statement and the distribution of the shares of CD common stock registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$70,442
Accounting Fees and Expenses	$100,000
Legal Fees and Expenses	$50,000
Miscellaneous	$200,000

Total	$420,442

Item 15.    Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

Cendant Corporation maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

Item 16.    Exhibits and Financial Statement Schedules

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of Cendant Corporation (incorporated by reference to Exhibit 3.1 to Cendant Corporation’s Quarterly Report on Form 10-Q/A filed by Cendant Corporation on July 28, 2000 for the quarterly period ended March 31, 2000).

3.2
Amended and Restated By-Laws of Cendant Corporation (incorporated by reference to Exhibit 3.2 to Cendant Corporation’s Quarterly Report on Form 10-Q/A filed by Cendant Corporation on July 28, 2000 for the quarterly period ended March 31, 2000).

4.1
Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to Cendant Corporation’s Annual Report on Form 10-K filed by Cendant Corporation on March 29, 2001 for the yearly period ended December 31, 2000).

4.2	Registration Rights Agreement, dated as of April 30, 2002 by and among Cendant Corporation, JELD-WEN, inc. and certain other shareholders of Trendwest Resorts, Inc.

5.1*	Opinion of Eric J. Bock, Esq.

10.1
Agreement and Plan of Merger and Reorganization, dated as of March 30, 2002, by and among Cendant Corporation, Tornado Acquisition Corp., JELD-WEN, inc. and Trendwest Resorts, Inc (incorporated by reference to Exhibit 99.1 to Cendant Corporation’s Form 13-D filed by Cendant Corporation on April 9, 2002).

10.2
Stock Purchase Agreement, dated as of March 30, 2002, by and among Cendant Corporation, Tornado Acquisition Corp., JELD-WEN, inc. and certain other shareholders of Trendwest Resorts, Inc. (incorporated by reference to Exhibit 99.2 to Cendant Corporation’s Form 13-D filed by Cendant Corporation on April 9, 2002).

23.1	Consent of Deloitte & Touche LLP relating to the financial statements of Cendant.

23.2	Consent of KPMG LLP relating to the financial statements of Galileo International, Inc.

23.3*	Consent of Eric J. Bock, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to Registration Statement)

*	Not filed herewith

Item 17.    Undertakings

1.    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cendant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2002.

CENDANT CORPORATION (Registrant)

By:	/s/ JAMES E. BUCKMAN
James E. Buckman VICE CHAIRMAN, GENERAL COUNSEL AND DIRECTOR

Each person whose signature appears below hereby constitutes and appoints Henry R. Silverman, James E. Buckman and Eric J. Bock, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ HENRY R. SILVERMAN Henry R. Silverman	Chairman of the Board of Directors, President, Chief Executive Officer and Director	May 1, 2002

/s/ KEVIN M. SHEEHAN Kevin M. Sheehan	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 1, 2002

/s/ TOBIA IPPOLITO Tobia Ippolito	Executive Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	May 1, 2002

/s/ JAMES E. BUCKMAN James E. Buckman	Vice Chairman, General Counsel and Director	May 1, 2002

/s/ STEPHEN P. HOLMES Stephen P. Holmes	Vice Chairman and Director	May 1, 2002

Myra J. Biblowit	Director

SIGNATURE	TITLE	DATE

The Honorable William S. Cohen	Director

Leonard S. Coleman	Director

/s/ MARTIN L. EDELMAN Martin L. Edelman	Director	May 1, 2002

Dr. John C. Malone	Director

/s/ CHERYL D. MILLS Cheryl D. Mills	Director	May 1, 2002

/s/ THE RT. HON. BRIAN MULRONEY, P.C., C.C., LL.D. The Rt. Hon. Brian Mulroney, P.C., C.C., LL.D.	Director	April 26, 2002

/s/ ROBERT E. NEDERLANDER Robert E. Nederlander	Director	April 26, 2002

/s/ ROBERT W. PITTMAN Robert W. Pittman	Director	May 1, 2002

/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Director	May 1, 2002

/s/ ROBERT F. SMITH Robert F. Smith	Director	May 1, 2002

EXHIBIT INDEX

Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of Cendant Corporation (incorporated by reference to Exhibit 3.1 to Cendant Corporation’s Quarterly Report on Form 10-Q/A filed by Cendant Corporation on July 28, 2000 for the quarterly period ended March 31, 2000).

3.2
Amended and Restated By-Laws of Cendant Corporation (incorporated by reference to Exhibit 3.2 to Cendant Corporation’s Quarterly Report on Form 10-Q/A filed by Cendant Corporation on July 28, 2000 for the quarterly period ended March 31, 2000).

4.1
Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to Cendant Corporation’s Annual Report on Form 10-K filed by Cendant Corporation on March 29, 2001 for the yearly period ended December 31, 2000).

4.2	Registration Rights Agreement, dated as of April 30, 2002 by and among Cendant Corporation, JELD-WEN, inc. and certain other shareholders of Trendwest Resorts, Inc.

5.1*	Opinion of Eric J. Bock, Esq.

10.1
Agreement and Plan of Merger and Reorganization, dated as of March 30, 2002, by and among Cendant Corporation, Tornado Acquisition Corp., JELD-WEN, inc. and Trendwest Resorts, Inc (incorporated by reference to Exhibit 99.1 to Cendant Corporation’s Form 13-D filed by Cendant Corporation on April 9, 2002).

10.2
Stock Purchase Agreement, dated as of March 30, 2002, by and among Cendant Corporation, Tornado Acquisition Corp., JELD-WEN, inc. and certain other shareholders of Trendwest Resorts, Inc. (incorporated by reference to Exhibit 99.2 to Cendant Corporation’s Form 13-D filed by Cendant Corporation on April 9, 2002).

23.1	Consent of Deloitte & Touche LLP relating to the financial statements of Cendant.

23.2	Consent of KPMG LLP relating to the financial statements of Galileo International, Inc.

23.3*	Consent of Eric J. Bock, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to Registration Statement)

*	Not filed herewith